Exhibit 99.1

Hycroft Expands Vortex High-Grade Silver System

Highest grades to date identified in Vortex

New target areas for expansion

Corporate Update

WINNEMUCCA, NV, December 15, 2025 – Hycroft Mining Holding Corporation (Nasdaq: HYMC) (“Hycroft” or “the Company”) announces initial drill results from the 2025-2026 Exploration Drill Program (the “Exploration Program”) at the Hycroft Mine, located in Nevada, USA a Tier-1 mining jurisdiction. A corporate update on technical studies and new resource are also announced.

Highlights from the drilling include:

●	Highest grades to date identified in Vortex
●	Vortex expands over 75 meters to the west and opens targets to the north and south
●	Results confirm continuity of high-grade
●	Vortex remains open both down dip and along dip

Vortex drill highlights:

■	H25D-6070: 30.8 meters at 438.58 g/t Ag and 0.41 g/t Au (5.48 g/t AuEq)

Including:

◌	6.1 meters at 739.58 g/t Ag and 0.21 g/t Au (8.79 g/t AuEq)

Alex Davidson, Vice President, Exploration commented: “I am very excited to announce the first results of the 2025-2026 Exploration Drill Program designed to follow up on the successes of the 2024 drill program at both Brimstone and Vortex. The intercepts in Hole H25D-6070 are very significant as this represents the highest silver grades with the longest continuous intercept we have seen in Vortex thus far. This intercept extends high-grade mineralization down dip to the west approximately 75 meters from the farthest hole drilled in the 2024 program and opened up areas of opportunity to the north and south that currently have no drilling. The first hole completed this year was H25D-6068 and was drilled 200 meters east of H25D-6070. It was designed to test the footwall of the Albert fault intersection of the high-grade silver trend. While the results did not return the grade of mineralization we typically see in Vortex, there is strong mineralization over 169 meters that indicates we are still within a very remarkable mineralized zone, requiring further exploration in this part of the deposit. See additional details below.

Drilling at Brimstone and Vortex

Drilling is well underway on the high-grade silver systems at both Brimstone and Vortex. The current drill program began at Vortex while the Company was completing geophysics at Brimstone to refine drill targets. To date, the Company has completed:

●	Four (4) holes totaling approximately 1,550 meters at Vortex
●	Six (6) holes totaling approximately 3,320 meters at Brimstone

◌	Including two holes in the potential feeder system announced on September 9, 2025.

Additional assays are beginning to come in and the Company anticipates more exploration drill results in the near term.

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The 2025-26 Exploration drill program has multiple objectives:

●	High-grade Brimstone silver system:

◌	Current geometry is approximately 380 meters down dip, by approximately 250 meters north to south, and approximately 30 meters in thickness
◌	Silver to gold ratio is 3000:1
◌	Testing the down-dip and lateral extensions of Brimstone
◌	Recent geophysics at Brimstone identified a potential feeder system and two (2) holes have been drilled in that system. Visually we are seeing mineralized veins in the target area demonstrating we are still open at depth. Assays for these holes are pending with results expected very early in the new year.
◌	Geophysics anomaly (potential feeder system) has substantial strike length (greater than 600 meters) which represents significant upside potential

●	High-grade Vortex silver system:

◌	Current geometry is approximately 1-kilometer downdip and approximately 500 meters east to west
◌	Silver to gold ratio is 600:1
◌	Testing mineralized extensions down plunge with a focus around structural intersections and trends extending north, south and at depth

●	Manganese Target (Brimstone highwall):

◌	Follow-up on encouraging results from 2024 which is a gold and silver oxide target that could be meaningful in a re-start of a heap leach operation.

	FROM	TO	INTERVAL	GRADE
Hole ID	(meters)	(meters)	(meters)	Ag (g/t)	Au (g/t)	AuEQ (g/t)
Vortex
H25D-6068	444.7	613.7	169.0	16.07	0.48	0.64
Including	449.0	459.3	10.3	5.35	1.09	1.14

H25D-6070	419.7	450.5	30.8	436.29	0.41	5.48
Including	424.8	430.9	6.1	739.58	0.21	8.79

Note: $3100 gold and $36 silver are used for gold-equivalent (AuEq) numbers

Corporate update

Directional Drilling is improving efficiency and saving costs

The Company is also employing directional drilling at both Vortex and Brimstone. TonaTec Exploration, LLC of Mapleton, Utah (“TonaTec”) is the operator on the second core drill rig. TonaTec has 40 years of combined experience in directional drilling in the mining industry. This technology is being used to access multiple targets from a single drill hole at Hycroft. This form of drilling utilizes approximately 300 meters of drilling from surface for multiple holes. After the initial hole is drilled to its target depth, the next few holes wedge off the initial hole at a depth of approximately 300 meters and can access additional target areas within approximately 120 meters or more. This technique increases drilling efficiency by saving time as the initial 300 meters can take up to two weeks to drill, reducing the number of drill pads, with both benefits reducing exploration costs.

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Potential Heap Leach re-start

Due to the higher gold and silver price environments, the Company is evaluating the potential to re-start a heap leaching operation in advance of the milling operation. As part of this analysis, the Company is conducting a reverse circulation (RC) drill program to fill in gaps between known heap leach material in the Bay, Brimstone and Camel deposits. Additionally, the Company plans to RC drill the Manganese target near Brimstone which is a gold and silver oxide system and could be a meaningful contributor to a heap leach operation. The analysis on a potential re-start of a heap leach operation will be completed in the first half of 2026.

Resource Update and Technical Report

The Company will be updating its mineral resource estimate to include the drilling completed in 2023 and 2024, which primarily consists of the two new high-grade silver discoveries at both Brimstone and Vortex. This resource estimate will be completed early in the first quarter of 2026 and will incorporate a section to include the tons and grade of the high-grade silver systems at Brimstone and Vortex. The updated resource estimate will feed into the final mine planning for the technical report with economics which is now expected to be available late in the first quarter of 2026, following the resource estimate.

Pressure Oxidation (“POX”) metallurgical test work has been completed and demonstrates that significant gold and silver recoveries can be achieved from Hycroft’s sulfide ore. These results will be included in the new mineral resource and technical report.

Hycroft continues to evaluate trade-off studies for a roasting process option which could provide a third revenue stream through the by-product production and sale of sulfuric acid. Ongoing roasting test work is focused on determining optimal operating parameters, including temperature and retention times, in addition to project design and equipment selection. This test work has been significantly slower than anticipated and is now expected to be completed in 2026.

Balance Sheet

As of December 12, 2025, Hycroft had unrestricted cash of approximately $175 million and remains debt free. On December 8, 2025, Hycroft’s common stock achieved a VWAP of at least $8.00 for 20-trading days out of 30-trading days, which allows the Company to give a required exercise notice to the remaining September 2, 2025, warrant holders. The proceeds from the required warrant exercise will be $41.3 million in addition to the $0.7 million previously received from prior September 2, 2025, warrant exercises. The proceeds are expected to be received in January 2026.

President and CEO, Diane R. Garrett commented: “We are extremely pleased with the progress we are making in both exploration and project development. The completion of the initial technical work represents the culmination of two years of meticulous metallurgical analysis, trade off studies on various processing options and detailed flow sheet and equipment selection parameters. All a critically important step in de-risking the project as we move into the next phase toward commercial operations. We are also very pleased with the support of our new and existing shareholders that have provided the funding for aggressively executing our exploration program to expand the high-grade silver systems, Brimstone and Vortex, and step-out exploration that may become extensions of these systems. We appreciate the support of our team and our vision for this remarkable asset.”

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The crushing, grinding, and flotation work was conducted by FLSmidth USA of Midvale UT, an industry leader in metallurgical process development. The Pressure Oxidation and Cyanide Leaching and Roasting process development programs are being conducted by Hazen Research, Golden, CO.

The core drilling for the 2025-2026 Exploration Drill Program is being conducted by Timberline Drilling Incorporated of Elko, NV and TonaTec Exploration, LLC of Mapleton, Utah. The RC drilling is being conducted by Envirotech Drilling Services of Winnemucca, NV. Assays are being completed by ALS Geochemistry of Reno, NV. The Company’s Qualified Person (QP) for exploration drilling is Alex Davidson, Vice President, Exploration.

About Hycroft Mining Holding Corporation

Hycroft Mining Holding Corporation is a US-based gold and silver company exploring and developing the Hycroft Mine, one of the world’s largest precious metals deposits located in northern Nevada, a Tier-1 mining jurisdiction. After a long history of oxide heap leaching operations, the Company is focused on completing the technical studies to transition the Hycroft Mine into a large-scale milling operation for processing the sulfide ore. In addition, the Company is engaged in a robust exploration drill program to unlock the full potential of our expansive +64,000-acre land package, of which less than 10% has been explored. In 2023, Hycroft announced the discovery of a new high-grade silver system within the known resource area and the delineation of two new high-grade silver trends. These discoveries represent a significant value driver for the Hycroft Mine, a strategic priority for the 2025-2026 exploration drill program.

For further information, please contact:

E: info@hycroftmining.com

www.hycroftmining.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, Section 21E of the United States Securities Exchange Act of 1934, as amended, and the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this news release and in public statements by our officers or representatives that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. These include, but are not limited to, statements regarding future business strategy, plans and goals, competitive strengths, the advancement and development of the Hycroft Mine, the results and implications of metallurgical analysis and test work, and the expansion and growth of our business.

The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “target”, “budget”, “may”, “can”, “will”, “would”, “could”, “should”, “seeks”, “scheduled to” and similar words or expressions, or negatives of these terms or comparable language, or any discussion of strategy or intentions, are intended to identify forward-looking statements. Forward-looking statements address activities, events or developments that we expect or anticipate will or may occur in the future and are based on current expectations and assumptions.

Forward-looking statements include, but are not limited to, statements relating to: (i) risks related to changes in our operations at the Hycroft Mine, including risks associated with the cessation of mining operations at the Hycroft Mine; uncertainties concerning estimates of mineral resources; risks related to the lack of a completed feasibility study; risks related to metallurgical test work and process development; and risks related to our ability to re-establish commercially feasible mining and processing operations; and (ii) industry-related risks, including fluctuations in the price of gold and silver; the commercial success of, and risks related to, our exploration and development activities; uncertainties and risks related to our reliance on contractors and consultants; and the availability and cost of equipment, supplies, energy or reagents.

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Any exploration target described in this news release does not represent, and should not be construed to be, an estimate of a mineral resource or mineral reserve. Ranges of potential tonnage and grade (or quality) of an exploration target are conceptual in nature; there has been insufficient exploration of the relevant property or properties to estimate a mineral resource; and it is uncertain if further exploration will result in the estimation of a mineral resource.

These and other risks may cause actual results to differ materially from those expressed or implied by the forward-looking statements, and the occurrence of one or more of these events or circumstances, alone or in combination with others, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Please see the “Risk Factors” outlined in our Annual Report on Form 10-K for the year ended December 31, 2024, and in other reports filed with the SEC, for more information about these and other risks.

You are cautioned against attributing undue certainty to forward-looking statements. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Although these forward-looking statements are based on assumptions that we believe are reasonable when made, forward-looking statements are not guarantees of future performance and actual results, performance or achievements may differ materially from those made in or suggested by the forward-looking statements in this news release. In addition, even if our results, performance or achievements are consistent with the forward-looking statements contained in this news release, those results, performance or achievements may not be indicative of results, performance or achievements in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements made in this news release speak only as of the date of this news release. We undertake no obligation to update these forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments, except as required by law.

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